Exhibit 4.6

LOAN REPAYMENT AGREEMENT

    This Loan Repayment Agreement ("Agreement") is made and entered into this 29th day of December, 2000, by and among Ballantyne of Omaha, Inc. ("the Borrower"), Design and Manufacturing, Inc., Xenotech Strong, Inc., Strong Westrex, Inc., and Xenotech Rental Corp. (collectively "the Guarantors") and Wells Fargo Bank Nebraska, National Association, ("the Bank").

RECITALS

    A.  The Borrower is indebted to the Bank as evidenced by a Commercial Note dated August 1, 1999, in the maximum principal amount of $20,000,000.00 ("Revolving Note"). The principal balance outstanding on December 14, 2000, under the Revolving Note was $8,953,000; accrued and unpaid interest to that date was $26,167.12.

    B.  Payment of the Revolving Note is secured by, without limitation, all of the Borrower's inventory, equipment, accounts and other rights to payment, and general intangibles as more specifically described in the Security Agreement dated August 30, 1995 ("Security Agreement").

    C.  Payment of the Revolving Note is also secured by, without limitation, a Deed of Trust dated August 30, 1995, and filed for record with the Douglas County Register of Deeds on August 31, 1995, as Document No. 13536, encumbering certain real property as more specifically described therein ("Deed of Trust").

    D.  Payment of the Revolving Note is also secured by, without limitation, an Assignment of Leases and Rent dated August 30, 1995, and filed for record with the Douglas County Register of Deeds on August 31, 1995, as Document No.9508, encumbering certain real property as more specifically described therein ("Assignment").

    E.  Payment of the Revolving Note is guaranteed by Design and Manufacturing, Inc., Xenotech Strong, Inc., Strong Westrex, Inc., and Xenotech Rental Corp. by their corporate guaranties dated December 1, 1998 (collectively "the Guaranties"). The Guaranties are secured by each respective Guarantor's accounts, inventory, equipment, and general intangibles as more specifically described in their security agreements dated August 30, 1995 and December 1, 1998.

    F.  The Borrower executed a Loan Agreement dated August 30, 1995, as modified by Amendment No. 1 dated November 24, 1995, Amendment No. 2 dated August 27, 1997, Amendment No. 3 dated December 1, 1998, and Amendment No. 4 dated August 10, 1999, which sets forth additional terms and conditions with regard to the Indebtedness (as amended "the Loan Agreement").

    G.  The Borrower is in default pursuant to the terms of the Loan Agreement for failing to maintain an appropriate leverage ratio and failing to achieve an appropriate interest coverage ratio.

    H.  The Borrower has requested that the Bank waive the existing defaults and extend the Revolving Note which the Bank has agreed to do pursuant to the terms and conditions of this Agreement.

    NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

    1.  ACKNOWLEDGMENT.  The Borrower and the Guarantors acknowledge and agree that the recitals herein are true and correct and that the indebtedness under the Revolving Note is due and owing to the Bank without offset, defense or counterclaims and further acknowledge that the Security Agreement, Deed of Trust, Assignment and other documents evidencing the security for the Revolving Note are valid, binding and fully enforceable according to their terms; and further acknowledge that the Guaranties and security agreements therefor are valid and binding and fully enforceable according to their terms.

    2.  RESTRUCTURE OF REVOLVING NOTE.  Subject to the other terms and conditions of this Agreement, the indebtedness evidenced by the Revolving Note shall be restructured as follows:

      2.1. The Borrower shall execute and deliver to the Bank a new promissory note in form and substance acceptable to the Bank as a renewal of the Revolving Note and not as payment thereof ("the New Revolving Note"). Interest on the New Revolving Note shall be calculated at the annual rate equal to the "Base" or "Prime" rate of interest as announced by Wells Fargo Bank Nebraska, National Association, at its principal office in Omaha, Nebraska, as in effect from time to time ("the Base Rate") on the basis of actual number of days elapsed in a year of 360 days.

      2.2. The Bank shall lend to the Borrower from time to time until January 31, 2001, sums in the aggregate principal amount at any one time outstanding not to exceed the lesser of the Borrowing Base (as defined herein) or $9,500,000.00 ("the Credit Limit"). Within such limits and subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow pursuant to this Section 2. The "Borrowing Base" shall, at any time, equal the sum of the Acceptable Accounts Receiveable plus $5,000,000.00. "Acceptable Accounts Receiveable" shall mean: (i) all domestic accounts, plus (ii) accounts receivable from foreign entities, which foreign accounts receivable shall not exceed a total amount of $2,500,000.00; the sum of (i) and (ii) which are:

      (i)
      less than ninety (90) days in age, from the date of invoicing;

      (ii)
      not subject to offset;

      (iii)
      not due from the U.S. Government or affiliates of the Borrower;

      (iv)
      not representing booked but unfilled orders;

      (v)
      not accounts receivable from any single customer for which more than 10% of said customer's outstanding accounts receivable to the Borrower are more than ninety (90) days in age from the date of invoicing; and

      (vi)
      not due from any employee, officer, director or shareholder of the Borrower or of affiliates or member of their families.

      2.3. Advances under the New Revolving Note ("Advances") shall be made by the Bank pursuant to the automated settlement procedure currently utilized by the Borrower. Advances will be made directly to the Borrower's operating account at the Bank. The Borrower shall be obligated to repay all such Advances made to its account. Notwithstanding the fact that an Advance is made by the Bank that might exceed the Borrowing Base then in effect, the Borrower must repay the amount of borrowings in accordance with Section 2.5 below upon notice from the Bank.

      2.4. Accrued, unpaid interest on the Revolving Note shall be paid in accordance with the terms of the Revolving Note. The Borrower shall pay accrued interest on the New Revolving Note on a monthly basis pursuant to the terms and conditions of the New Revolving Note.

      2.5. The Borrower shall be required to make immediate payment of amounts due under the New Revolving Note at any time if the aggregate amount of the borrowings outstanding is found to exceed the Borrowing Base or Credit Limit. Such required payment shall be in an amount equal to the difference between borrowings outstanding and the Borrowing Base or Credit Limit, whichever is less.

      2.6. On January 31, 2001, the outstanding principal balance of the New Revolving Note plus accrued, unpaid interest shall be due and payable.

      2.7. The Borrower acknowledges and agrees that the Bank will not honor checks for which there are insufficient funds in the Borrower's account or not sufficient availability under the New Revolving Note pursuant to Section 2.2 herein.

      2.8. All monies collected or received by the Borrower which are proceeds of the Bank's collateral shall be deposited into deposit account(s) at the Bank. All such deposits shall constitute proceeds of collateral in which the Bank has been granted a security interest pursuant to the Security Agreement.

    3.  COLLATERAL SECURITY AND GUARANTIES.  The New Revolving Note and performance of the Borrower's obligations as set forth in this Agreement shall continue to be secured by the Security Agreement, Deed of Trust and Assignment. The Guarantors also reaffirm their guaranties of the New Revolving Note and acknowledge and agree that their guaranties apply to the New Revolving Notes and all other obligations of the Borrower to the Bank.

    4.  CONDITIONS PRECEDENT.  The Bank's performance hereunder is subject to delivery of each of the following as conditions precedent:

      4.1. All accrued, unpaid interest on the Revolving Note through the date of execution of this Agreement;

      4.2. Duly executed New Revolving Note;

      4.3. Duly executed amendments to the Deed of Trust and Assignment clarifying that they now secure the New Revolving Note as the renewal/replacement of previous notes;

      4.4. A certified copy of the resolutions of the Borrower's Board of Directors authorizing the execution, delivery and performance of this Agreement and any other document to be delivered pursuant hereto;

      4.5. A certificate of the Borrower's corporate secretary as to the incumbency and signature of the authorizing officers signing this Agreement and any other document to be delivered pursuant hereto;

      4.6. A written opinion of the Borrower's counsel in form acceptable to the Bank;

      4.7. Current financial statements of the Borrower, including the balance sheet and statement of profit and loss in a form acceptable to Bank;

      4.8. Current financial statements of the Guarantors, in a form acceptable to the Bank;

      4.9. Title insurance or endorsement(s) to the Bank's title insurance policy (if any) or such other title evidence that the Bank may require indicating that the Deed of Trust and Assignment, as amended, will continue to be first and prior liens subject only to permitted encumbrances acceptable to the Bank;

      4.10.  Evidence of insurance, showing the Bank as mortgagee and/or lender loss payee, covering all personal and real property of the Borrower subject to the deeds of trust and Security Agreement; and

      4.11.  A detailed listing of equipment, furniture, fixtures and other fixed assets; and

      4.12.  A Borrowing Base Certificate in form acceptable to the bank executed as of the date of this Agreement by an appropriate officer of the Borrower.

    5.  REPRESENTATIONS AND WARRANTIES.  To induce the Bank to enter into this Agreement, the Borrower represents and warrants to the Bank as follows:

      5.1. The Borrower is a corporation duly organized, existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and is in good standing in each jurisdiction where registration is necessary.

      5.2. This Agreement and the documents to be delivered pursuant hereto are valid and binding in accordance with their terms and the execution, delivery and performance of this Agreement and the issuance of the security agreements and other instruments granting to Bank its security interest are within the corporate powers of the Borrower, have been duly authorized, and are not in contravention of law or the terms of its articles of incorporation or bylaws, or of any undertaking to which the Borrower is a party or by which it is bound.

      5.3. The Borrower has made no loans or transferred no interest in any property or asset to any person, except in the ordinary course of business.

      5.4. No consent, approval, or authorization of or declaration or filing with any governmental authority on the part of the Borrower is required in connection with the execution and delivery of this Agreement or the consummation of any transaction contemplated hereby.

      5.5. The Borrower has not incurred or assumed indebtedness contingently or otherwise, except: (i) unsecured debt in the ordinary course of business; (ii) indebtedness arising under this Agreement; and (iii) indebtedness disclosed to the Bank in writing as existing at the time of execution of this Agreement.

      5.6. The assets of the Borrower are not subject to any lien or encumbrance except as permitted hereunder and as disclosed to the Bank in writing as existing at the time of execution of this Agreement.

      5.7. The financial statements of the Borrower delivered to the Bank dated September 30, 2000, are complete and accurate in all respects and present fairly the financial condition of the Borrower as of the dates indicated, and the results of its operations for the periods covered thereby in accordance with generally accepted accounting principles. There has been no material adverse change in the condition of the Borrower, financial or otherwise, since the date of said statements.

      5.8. The Borrower has filed all Federal, state and local tax returns and other reports that are required by law to be filed prior to the date hereof and has paid or has caused to be paid all taxes, assessments and other governmental charges that are due and payable prior to the date hereof and has made adequate provision for the payment of such taxes, assessments or other charges accruing but not yet payable.

      5.9. All employee (union and non-union) compensation, health, welfare, deferred compensation or other benefits which have accrued or became payable prior to the date of this Agreement have been paid in full and will, during the term of this Agreement, be fully paid as and when such obligations become due.

      5.10.  The Borrower warrants, covenants and represents that the property encumbered by the deeds of trust ("the Property") and the current use and operation of the Property, are currently in compliance with all applicable laws, regulations, ordinances or codes, that there exists on the Property no electrical transformers or other equipment containing PCB's, no hazardous or toxic wastes, chemicals or other substances, the generation or possession of which is either (i) governed by, (ii) defined in, or (iii) requires investigation or remediation under any local, state or federal law, regulation or statute ("Hazardous Substances") in, on or about the Property, and, to the best of the Borrower's knowledge after due inquiry and investigation, that no part of the Property was ever used as a dump or sanitary landfill. The Borrower represents that the Borrower has received no summons, citation, directives, letters or other communications, written or oral, from any federal, state or local agency or department concerning the storing, releasing, pumping, pouring, emitting, emptying or dumping of any pollutant, toxic or hazardous waste or substance on the Property.

      5.11.  The Borrower covenants and agrees that it shall not, nor shall it permit others to, use the Property for the business of generating, transporting, storing, treating or disposing of any pollutant, toxic or hazardous waste or substance, nor shall the Borrower either take or fail to take any action which may result in a release of any hazardous substance from or onto the Property.

      5.12.  The Borrower agrees to indemnify and to hold the Bank harmless from any and all claims, causes of action, damages, penalties, and costs (including, but not limited to, attorneys' fees, consultants' fees and related expenses) which may be asserted against, or incurred by, the Bank resulting from or due to release of any hazardous substance or waste on the Property or arising out of any injury to human health or the environment by reason the condition of or past activity upon the Property. The Borrower's duty to indemnify and hold harmless includes, but is not limited to, proceedings or actions commenced by any person (including, but not limited to, any federal, state or local government agency or entity) before any court or administrative agency. The Borrower's obligations to indemnify and hold Bank harmless hereunder shall survive repayment of the indebtedness and satisfaction or foreclosure of the deeds of trust.

    6.  AFFIRMATIVE COVENANTS.  Unless the Bank shall otherwise consent in writing, so long as any indebtedness remains outstanding, the Borrower covenants and agrees to:

      6.1. Pay, when due, all taxes assessed against the Borrower or any of its property.

      6.2. Maintain the corporate existence of the Borrower and comply with all laws and regulations applicable to the Borrower's business and corporate status.

      6.3. Furnish to Bank:

      a.
      on a weekly basis, a Borrowing Base Certificate in form acceptable to the Bank executed by an appropriate officer of the Borrower as true and correct;

      b.
      within thirty (30) days after the end of each month, financial statements of the Borrower, including the consolidated balance sheet and statement of profit and loss and surplus in a form acceptable to Bank;

      c.
      on a weekly basis, the aging of accounts receivable (including aging of retainages) and accounts payable of the Borrower in form acceptable to the Bank;

      d.
      promptly, such other information as the Bank may reasonably request.

      6.4. Maintain the Borrower's financial records in accordance with Generally Accepted Accounting Principles and permit representatives of the Bank to have access to financial records and to the Borrower's premises to inspect its collateral and conduct audits and to make such copies or excerpts of records as the Bank deems necessary.

      6.5. Maintain property, liability, business interruption, workers compensation and other forms of insurance in amounts acceptable to Bank and providing for Bank as mortgagee and/or lender loss payee. The Borrower shall provide current policies to Bank within five (5) days after the Bank's request for the policies.

      6.6. Maintain all depository accounts of the Borrower at Bank, except those listed on the Schedule attached hereto.

    7.  NEGATIVE COVENANTS.  Without the Bank's prior written consent, so long as any indebtedness remains outstanding hereunder, the Borrower will not:

      7.1. Permit any lien, encumbrance, title retaining contract or other security interest to exist on the Borrower's property, real or personal, except:

    a.
    liens for taxes not delinquent; and

    b.
    existing liens disclosed in writing to the Bank at the time of execution of this Agreement.

      7.2. Declare or pay any dividends on any shares of stock of the Borrower, now or hereafter outstanding.

      7.3. Assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligation of any other person or entity, except the endorsement of negotiable instruments by the Borrower for deposit or collection or similar transactions in the ordinary course of business.

      7.4. Sell, lease, assign, transfer, or otherwise dispose of all or a substantial part of its assets (whether in one transaction or in a series of transactions) to any other persons or entities other than in the ordinary course of business.

      7.5. Incur indebtedness for borrowed money, contingently or otherwise, except; (i) unsecured debt in the ordinary course of business for conducting its present business operation; (ii) indebtedness arising under this Agreement; and (iii) indebtedness disclosed to the Bank in writing as existing at the time of execution of this Agreement.

      7.6. Consolidate with or merge into any entity, or permit any other entity to merge into it, or acquire all or substantially all of the assets of any other entity.

      7.7. Have a material change in the legal ownership or change in the management of the Borrower.

      7.8. Allow any officer or employee of the Borrower a salary, bonus, dividend, compensation or other financial remuneration in excess of current levels actually paid in the past twelve months.

    8.  RELEASE.  In consideration of the accommodations by the Bank hereunder, the Borrower and the Guarantors do hereby, on behalf of themselves, their agents, insurers, heirs, successors and assigns, release, acquit and forever discharge the Bank and Wells Fargo & Company, (and any and all of their parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns, together with all of their present and former directors, officers, agents and employees) from any and all claims, demands or causes of action of any kind, nature or description whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower or the Guarantors have had, now have or have made claim to have against any such party for or by reason of any act, omission, matter, cause or thing whatsoever from the beginning of time to and including the date of this Agreement, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

    9.  EVENTS OF DEFAULT.  The following shall constitute events of default under this Agreement ("Event of Default"):

      9.1. Failure to pay interest, principal or other amounts payable on the New Revolving Note no later than five days after such payments become due; or

      9.2. Any event of default as defined in the New Revolving Note, Security Agreement, Guaranties, Deeds of Trust, Assignment, or any other documents or agreements between the Bank and the Borrower or Bank and the Guarantors; or

      9.3. Breach or violation of any covenant or agreement of the Borrower or the Guarantors set forth herein; or

      9.4. Default by the Borrower relating to any other indebtedness for borrowed money or the effect of which default is to permit the holder of such indebtedness to declare the same due prior to the date fixed for its payment under the terms thereof; or

      9.5. Any representation or warranty made by the Borrower or the Guarantors in this Agreement or by the Borrower or the Guarantors in any statement, certificate or instrument contemplated by or made pursuant to or in connection with this Agreement shall have been untrue or incorrect when made; or

      9.6. The Borrower or the Guarantors become insolvent; make an assignment for the benefit of creditors; a custodian, trustee or receiver is appointed for the Borrower or the Guarantors, or for any of their properties; or bankruptcy, reorganization or liquidation proceedings are instituted by or against the Borrower or the Guarantors and, if instituted against any of them, are consented to by them or remain undismissed for thirty (30) days;

      9.7. The occurrence of any litigation or governmental proceeding which is pending or threatened against the Borrower or the Guarantors which could have a material adverse effect on the Borrower's or the Guarantors' financial condition or business, and which is not remedied within a reasonable period of time, not to exceed 10 days after notice thereof to the Borrower or the Guarantors; or

      9.8. An execution, levy, garnishment summons or attachment order against the Borrower or the Guarantors is served upon Bank.

    10.  REMEDIES.  Upon the occurrence of any Event of Default or at any time thereafter, the Bank or the holder of the New Revolving Note may declare the Note to be due and payable, and the Note shall immediately become due and payable, and Bank shall be entitled to the immediate exercise of all its rights and remedies available to it under the New Revolving Note, Security Agreement, Guaranties, Deeds of Trust, Assignment, and all other documents and agreements between the parties.

    11.  ARBITRATION.  Except for "Core Proceedings" under the United States Bankruptcy Code, the Bank and the Borrower agree to submit to binding arbitration all claims, disputes and controversies between or among them, whether in tort, contract or otherwise (and their respective employees, officers, directors, attorneys, and other agents) arising out of or relating to in any way (i) the loan and related loan and security documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit. Any arbitration proceeding will (i) proceed in Omaha, Nebraska; (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code); and (iii) be conducted in accordance with the Commercial Arbitration rules of the American Arbitration Association ("AAA").

    The arbitration requirement does not limit the right of either party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency or any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of either party to submit any dispute to arbitration, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

    Any arbitration proceeding will be before a single arbitrator selected according to the Commercial Arbitration Rules of the AAA. The arbitrator will be a neutral attorney who has practiced in the area of commercial law for a minimum of ten years. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

      11.1.  Motion Practice.  In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.

      11.2.  Discovery.  In any arbitration proceeding discovery will be permitted and will be governed by the Nebraska Rules of Civil Procedure. All discovery must be completed no later than 20 days before the hearing date and within 180 days of the commencement of arbitration proceedings. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

      11.3.  Payment of Arbitration Costs and Fees.  The arbitrator shall award costs and expenses of the arbitration proceeding in accordance with the provisions of the loan agreement, promissory note and/or other loan documents.

    12.  MISCELLANEOUS.

      12.1.  The provisions of this Agreement shall be in addition to those of any guaranties, deeds of trust, assignments, pledges, security agreements, note or other evidence of liability held by the Bank and executed by the Borrower or the Guarantors, all of which shall be construed as complementary to each other. Nothing herein contained shall prevent the Bank from enforcing any or all other guaranties, deeds of trust, assignments, pledges, security agreements, note or other evidence of liability in accordance with their respective terms.

      12.2.  From time to time, the Borrower and the Guarantors will execute and deliver to the Bank such additional documents and will provide such additional information as the Bank may reasonably request to carry out the terms of this Agreement and be informed of the Borrower's and the Guarantor's(s') status and affairs.

      12.3.  The Bank shall have the right at all times to enforce the provisions of this Agreement and the collateral documents in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of the Bank in refraining from so doing at any time or times. The failure of the Bank at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom, conduct or course of dealing in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same. All rights and remedies of the Bank are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

      12.4.  The Bank, at its sole discretion, may charge against any deposit account of the Borrower all or any part of any amount due hereunder.

      12.5.  Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered, if sent by First Class Mail, postage prepaid or delivered in person or sent by certified mail, postage prepaid, return receipt requested, as follows, unless such address is changed by written notice hereunder:

      A.
      If to the Borrower:

      Ballantyne of Omaha, Inc.
      4350 McKinley Road
      Omaha, NE 68112
      Attention: John Wilmers

      B.
      If to the Bank:

      Wells Fargo Bank Nebraska, National Association
      P. O. Box 3408
      Omaha, NE 68103
      Attention: DeeAnn Wenger

      12.6.  This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. The Borrower and the Guarantors have no right to assign any of its rights or obligations hereunder without the prior written consent of the Bank. This Agreement, and the documents referred to herein or executed and delivered pursuant hereto, constitute the entire agreement between the parties, and may be amended only by a writing signed on behalf of each party. There are no promises, inducements or terms and conditions other than as specifically set forth herein.

      12.7.  If any provision of this Agreement shall be held invalid under any applicable laws, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

      12.8.  No failure of the Bank, or of the holder of the Revolving Note, in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Bank or the holder of the Revolving Note or other evidence of liability under this Agreement are cumulative and not exclusive of any rights and remedies which it may otherwise have.

      12.9.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

      12.10.  If any provision contained in this Agreement is inconsistent with any provision of any of the documents described herein or any other document in favor of the Bank, the provision contained in this Agreement shall supersede such inconsistent provision in the document described herein or any document in favor of the Bank.

      12.11.  The substantive laws of the State of Nebraska shall govern the construction of this Agreement and the rights and remedies of the parties hereto.

    13.  FEES AND EXPENSES.  Upon execution of this Agreement, the Borrower agrees, within 10 days of invoice, to pay to the Bank all expenses including, but not limited to, (i) the reasonable fees and expenses of legal counsel for the Bank, incurred in connection with the preparation, administration, amendment, modification or enforcement of this Agreement and the collateral documents and the collection or attempted collection of the indebtedness; (ii) expenses of obtaining a new appraisal of the real estate encumbered by the Deed of Trust conforming with all applicable banking regulations; (iii) expenses of obtaining an appraisal of all of the equipment or inventory encumbered by the Security Agreement; and (iv) expenses of collateral audits conducted by the Bank at the Bank's customary rates.

    14.  ADVICE OF COUNSEL.  The Borrower and the Guarantors acknowledge that they have reviewed this Agreement in its entirety, having consulted such legal, tax or other advisors as they deem appropriate and understand and agree to each of the provisions of this Agreement and further acknowledge that they have entered into this Agreement voluntarily.

    15.  WAIVER AND REPLACEMENT.  The Bank hereby irrevocably waives any previous defaults that existed under the former Loan Agreement. It is further the intention of the parties that this Agreement shall replace the former Loan Agreement in its entirety and, in addition to the terms of the notes and security documents referenced herein, will govern the relationships between the parties hereto.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BALLANTYNE OF OMAHA, INC.

By:	/s/ JOHN WILMERS
Its:	President
DESIGN AND MANUFACTURING, INC.		STRONG WESTREX, INC.
By:	/s/ JOHN WILMERS	By:	/s/ JOHN WILMERS
Its:	Chairman	Its:	President
XENOTECH STRONG, INC.		XENOTECH RENTAL CORP.
By:	/s/ JOHN WILMERS	By:	/s/ JOHN WILMERS
Its:	President	Its:	President
WELLS FARGO BANK NEBRASKA, NATIONAL ASSOCIATION
By:	/s/ DEANN WENGER
Its:	VP